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                                                                  EXHIBIT 10.51

                                    GUARANTY

          THIS GUARANTY, made this 5th day of September, 1996, by C. BREWER AND COMPANY, LIMITED, a Hawaii corporation, (the "Guarantor"), to and for the benefit of BANK OF HAWAII (the "Bank").

                                   WITNESSETH:

          WHEREAS, the Bank made available to C. BREWER HOMES, INC., a Delaware corporation, (the "Borrower") two credit facilities described as follows:
(i) a revolving infrastructure construction facility (the "Infrastructure Facility") in the amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) evidenced by a revolving note dated August 31, 1995 (the "Infrastructure
Note") and made pursuant to a Revolving Loan Agreement (Infrastructure) dated August 31, 1995, as amended by First Loan Modification Agreement (Infrastructure Facility) dated the date hereof (the "Infrastructure Loan Agreement"); and (ii) a revolving building construction facility (the
"Building Facility") in the amount of TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) evidenced by a revolving note dated August 31, 1995 (the "Building Note") made pursuant to a Revolving Loan Agreement (Building) dated August 31, 1995, as amended by First Loan Modification Agreement (Building Facility), dated the date hereof (the "Building Loan Agreement"). For convenience, the Infrastructure Facility and the Building Facility shall, as the context requires, be referred to individually as a "Facility" and collectively as the "Facilities", the Infrastructure Note and the Building
Note shall be collectively referred to as the "Notes", and the Infrastructure Loan Agreement and the Building Loan Agreement shall be collectively referred to as the "Loan Agreements". Capitalized terms not defined herein, shall have the meaning given in the Loan Agreement.

          WHEREAS, the Borrower has requested, and the Bank has agreed to amend the terms of the Loan Agreements and other documents evidencing and securing the Facilities by that certain unrecorded First Loan Modification Agreement (Infrastructure Facility) and that certain unrecorded First Loan Modification Agreement (Building Facility) described above (hereinafter, collectively referred to as the "First Loan Modifications") upon certain conditions, including the execution of this Guaranty by the Guarantor.

          WHEREAS, the First Loan Modifications provide that the Bank will establish two tranches under each Facility--one tranche for purposes stated in
Section 1.5(a) of the Loan Agreements, (the "Project Tranche") and the other tranche for borrowings to be used for purposes stated in Section 1.5(b) of the Loan Agreements (the "Working Capital Tranche").

          WHEREAS, the aggregate principal amount at any one time outstanding under the Working Capital Tranche for the Infrastructure Facility shall not exceed ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) and the aggregate principal amount at any one time outstanding under the Working Capital Tranche for the Building Facility shall not exceed TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS $2,500,00.00); and provided, further, that the aggregate of the Working Capital

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Tranches under both Facilities shall not exceed, at any one time outstanding,
FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00).

          WHEREAS, to induce the Bank to agree to the First Loan Modifications and for other valuable consideration including a mortgage of certain real property of the Borrower in which the Bank has no interest, the receipt whereof is hereby acknowledged, the Guarantor has agreed with the Bank to execute this Guaranty.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor:

          1. Subject to paragraph 17 below, unconditionally and absolutely guarantees (whether or not the Borrower has initiated or has obtained dissolution or has initiated bankruptcy proceedings, or has been declared bankrupt or is insolvent, or is otherwise in default under the Notes and/or any Loan Documents), the due and punctual payment in lawful money of the United States of all principal advanced under the Working Capital Tranches, and all interest and charges on such Working Capital Tranches and all costs of collection thereof (the "Working Capital Payment Obligations").

          2. Subject to paragraph 17 below, waives appraisement and valuation, diligence, presentment, protest, notice of dishonor, demand for payment, extensions of time of payment (including multiple extensions for longer than the original period), notice of acceptance of this Guaranty, nonpayment at maturity and indulgences and notices of every kind, and consents to and agrees that the obligations of the Guarantor shall not be released, impaired or otherwise affected by (a) any and all forbearances and extensions of the time of payment of the Notes (including multiple extensions for longer than the original period) or for the Borrower's performance of any obligation to be performed by the Borrower under the Notes, the Loan Agreements, the First Mortgage, Security Agreement and Financing Statement made by Borrower in favor of Bank and dated August 31, 1995 and/or any other instrument or document given to secure the payment of the Notes (collectively, the "Loan Documents") or any of them, (b) any and all changes in the terms, covenants and conditions in the Notes and/or the Loan Documents or any of them hereafter made or granted, (c) any and all substitutions, exchanges or releases of all or any part of the security for the Facilities,
(d) waivers of any of the terms, covenants or conditions set forth in any of the Loan Documents, including this Guaranty, (e) any election or elections by the Bank to pursue or enforce any particular right or remedy against the Borrower or another guarantor, or (f) any other cause, whether similar or dissimilar to the foregoing, it being the intention hereof that the Guarantor shall remain liable as principal for the payment of all the Working Capital Payment Obligations until the full amount of the Working Capital Payment Obligations shall have been fully paid, the Borrower's right to obtain further advances under the Working Capital Tranches shall have expired or otherwise been terminated, and all of the terms, covenants, and conditions on the part of the Borrower to be observed and performed under the Notes and/or any of the Loan Documents (and only with respect to the Working Capital Payment Obligations) shall have been fully performed and observed by the Borrower, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of the Guarantor.


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          3.   Acknowledges and agrees that all proceeds from the Project and any other collateral held as security for the Facilities (whether obtained in the normal course of business or resulting from the exercise by the Bank of its rights under the Loan Documents) will be applied first to the repayment of principal, interest and costs due under or with respect to the Project Tranches of the Facilities, and only if those sums have been fully paid will any of such proceeds be applied to the Working Capital Payment Obligations.

          4. Waives any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy to the rights of the Bank against the Borrower or against any collateral or security provided to the Bank in the Loan Documents until: (a) all of the Bank's obligations to disburse loan funds under the Loan Agreements have expired; (b) all sums owing to the Bank pursuant to the Loan Documents have been paid in full; and (c) the Bank has released, transferred or disposed of all of its rights, title and interest in any such collateral or security.
The Bank acknowledges that the foregoing waiver does not apply to the rights of indemnification or reimbursement under any separate agreement between the Borrower and the Guarantor in which the Bank has no interest.

          5. Agrees that this Guaranty may be enforced by the Bank without first or concurrently proceeding against the Borrower and without first resorting to or exhausting any other security or collateral and without first having recourse to the Notes or to any of the Loan Documents or to any of the collateral securing the Notes, through foreclosure proceedings or otherwise; provided, however, that nothing herein contained shall prevent the Bank from suing on the Notes and/or Loan Documents, with or without making the Guarantor a party to the suit, or foreclosing on any collateral securing the Facilities or from exercising any other rights under any Loan Documents, and if such suit, foreclosure or other remedy is availed of, only the net proceeds therefrom, after deduction of all charges and expenses of every kind and nature whatsoever, shall be applied in reduction of the amount due on the Notes and under the Loan Documents and the Bank shall not be required to institute or prosecute proceedings to recover any deficiency as a condition of payment hereunder or enforcement hereof. At any sale of the collateral for the indebtedness or any part thereof whether by foreclosure or otherwise, the Bank may at Bank's discretion purchase all or any part of such collateral so sold or offered for sale for Bank's own account and may apply against the amount bid therefor an equal amount out of the balance due to Bank pursuant to the terms of the Notes and/or any Loan Documents.

          6. Without limiting the generality of the foregoing, agrees that the obligation of the Guarantor to make payment in lawful money of the United States in accordance with the terms of this Guaranty shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release, or limitation of the liability of the Borrower or Borrower's estate in bankruptcy resulting from the operation of any present or future provision of the national Bankruptcy Code or other similar statute, or from the decision of any court.


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          7.   The Bank may, at any time, apply or set off against the
Guarantor's indebtedness under this Guaranty any deposits or other monies owed by the Bank to the Guarantor.

          8. If claim is ever made upon the Bank for repayment or recovery of any amount or amounts received by Bank in payment or on account of the Notes or other guaranteed obligations and Bank repays all or part of such amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over Bank, or (b) any settlement or compromise of any such claim effected by Bank with any such claimant (including the Borrower), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantor, notwithstanding the cancellation of the Notes, and the Guarantor shall be and remain liable hereunder to the same extent as if the amount so repaid or recovered had never originally been received by the Bank.

          9. Agrees that the rights and remedies of the Bank under this Guaranty and under the Notes and Loan Documents are cumulative and not exclusive and may be exercised in whole or in part and in any order and at any time or times as the Bank shall determine. All security of any kind or nature received or receivable by the Bank for the repayment of the indebtedness evidenced by the Notes and Loan Documents may be applied in any manner or order determined by the Bank.

          10. Agrees that the terms of this Guaranty may not be modified or amended except by a written agreement executed by the Guarantor and the Bank.

          11. Agrees that the obligations of the Guarantor under this Guaranty shall be continuing obligations and that a separate cause of action shall be deemed to arise in respect of each default under the Notes or any or all of the Loan Documents and that the Guarantor will from time to time deliver, upon request of the Bank, satisfactory acknowledgments of the Guarantor's continued liability hereunder.

          12. Agrees that any notice or demand to be given or served under this Guaranty shall be issued in writing and shall be deemed to have been sufficiently given or served for all purposes when presented personally, or when facsimilie confirmation is received or forty-eight (48) hours after deposit in United States certified mail, postage prepaid, addressed to the Guarantor at the address set forth opposite such Guarantor's signature below.

          13. Assumes full responsibility for keeping fully informed of the financial condition of the Borrower and all other circumstances affecting the Borrower's ability to perform Borrower's obligations to the Bank under the Notes and each and all of the Loan Documents, and agrees that the Bank will have no duty to report to the Guarantor any information which the Bank receives about the Borrower's financial condition or any circumstances bearing on Borrower's ability to perform as aforesaid.

          14. Agrees that, if this Guaranty is placed in the hands of attorneys for enforcement, the Guarantor will reimburse the Bank for all expenses incurred, including reasonable attorney fees.


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          15.  Agrees that this Guaranty shall inure to the benefit of and may be enforced by the Bank and any subsequent holder of the Notes, and shall be binding upon and enforceable against the Guarantor and its successors and assigns.

          16. Agrees that this Guaranty shall be construed and interpreted in accordance with the laws of the State of Hawaii.

          17. Limitations to Guaranty. Notwithstanding anything to the contrary contained in this Guaranty or in any of the Loan Documents, the Guarantor's liability and obligation under this Guaranty shall be limited to the Working Capital Payment Obligations with respect to principal advanced under the Working Capital Tranches on or prior to the Working Capital Maturity Date (as defined in the First Loan Modifications) and shall in no event exceed the aggregate sum of $4,000,000.00 paid upon and in response to demand made by the Bank to the Guarantor pursuant to this Guaranty. The Bank agrees to notify the Guarantor of the Bank's intention to exercise its rights under this Guaranty by May 15, 1997; otherwise, the Guaranty shall expire unless the Guarantor agrees, in writing, to an extension. The Guarantor and the Bank agree that the foregoing deadline applies only to the notification of the Guarantor of the Bank's intention to exercise its rights under this Guaranty and does not, for example, mean that the Bank must have obtained funds from, or a judgment against, the Guarantor by such deadline.

          IN WITNESS WHEREOF, the Guarantor has executed this instrument as of the day and year first above written.

ADDRESS:                                C. BREWER AND COMPANY,
P.O. Box 1826                           LIMITED, a Hawaii corporation
Honolulu, Hawaii 96805
Attention:  Kent Lucien
Facsimilie No. (808) 544-6182
                                        By /s/ Kent T. Lucien
                                           ------------------------------------
                                           Name:  Kent T. Lucien
                                           Title: Executive Vice President


                                        By /s/ Kathleen F. Oshiro
                                           ------------------------------------
                                           Name:  Kathleen F. Oshiro
                                           Title: VICE PRESIDENT AND SECRETARY


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